EXHIBIT 16.1

September 16, 2013

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington DC, 20549

Ladies and Gentlemen:

We have read the statements of Domark International, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K/A dated September 16, 2013, and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC